UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 28, 2016

MONARCH AMERICA, INC.
(Exact Name of Registrant as Specified in Its Charter)

Nevada

(State or Other Jurisdiction of Incorporation)

333-179390	99-0372219
(Commission File Number)	(IRS Employer Identification No.)

1150 W. Custer Place

Denver, CO 80223

(Address of Principal Executive Offices, Zip Code)

(844) 852-1537

(Registrant's Telephone Number, Including Area Code)

________________________________________________

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.01 Changes in Control of the Registrant.

The Board of Directors of Monarch America, Inc. (the "Company") issued Josh Field, a director of the Company and executive officer of The Big Tomato Inc., 750,000 shares of the Series A Preferred Convertible Preferred Stock (the "Series A Preferred") in consideration for services rendered to the Company. The Series A Preferred is convertible at any time at the option of the holder into shares of common stock at a conversion ratio of 600 shares of common stock for each share of Series A Stock. A holder of Series A Stock shall be entitled to the number of votes per share equal to the number of shares of common stock into which such Series A Stock is convertible.

The other outstanding shares of Series A Preferred are currently owned solely by Eric Hagen (841,666 shares), Jon Hunt (841,666) and Steve Brandt (91,666), but Mr. Brandt had granted to Messrs. Hagen and Hunt a proxy to vote all his shares of Series A Preferred. Accordingly, as a result of the issuance of the shares of Series A Preferred to Mr. Field, each of Messrs. Field, Hunt and Hagen will have the right to vote one-third (1/3) of the outstanding Series A Preferred.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Pursuant to a Board of Directors of the Company telephonic conference held on February 1, 2015, the Board voted unanimously to remove John Hunt as Vice President, Treasurer and Secretary of the Company.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONARCH AMERICA, INC.

Date: February 5, 2016	By:	/s/ Eric Hagen
	Name:	Eric Hagen
	Title:	President and Chief Executive Officer